                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                           MILGRAY ELECTRONICS, INC.
                                       AT

                          $14.77 NET PER SHARE IN CASH
                                       BY

                              ME ACQUISITION, INC.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF

                             BELL INDUSTRIES, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
           ON TUESDAY, JANUARY 7, 1997, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY
 TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF
  SHARES WHICH, WHEN ADDED TO THE SHARES OWNED BY BELL INDUSTRIES, INC.
    ("PARENT"), ME ACQUISITION, INC. ("PURCHASER") AND THEIR AFFILIATES, CONSTITUTES AT LEAST 66 2/3% OF THE SHARES OUTSTANDING (THE "MINIMUM
     CONDITION") AND (2) PARENT AND PURCHASER HAVING COMPLETED THE BANK
      FINANCING ARRANGEMENTS DESCRIBED IN SECTION 9 (THE "FINANCING
       CONDITION"). PARENT AND PURCHASER MAY TERMINATE THE OFFER IF
        EITHER THE MINIMUM CONDITION OR THE FINANCING CONDITION IS NOT SATISFIED. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND
         CONDITIONS. SEE SECTION 14.

THE BOARD OF DIRECTORS OF MILGRAY ELECTRONICS, INC. (THE "COMPANY") UNANIMOUSLY
 HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS HEREINAFTER DEFINED)
   IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AS A GROUP, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS, AS A GROUP,
     ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER
      (PROVIDED THAT SUCH SHAREHOLDERS SHOULD CONSULT WITH THEIR
       FINANCIAL OR TAX ADVISERS PRIOR TO TENDERING THEIR SHARES IN THE
       OFFER OR VOTING TO APPROVE THE MERGER). THE SHARES ARE LISTED
         FOR TRADING ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL
         "MGRY." SEE SECTION 6.

PARENT AND PURCHASER HAVE ENTERED INTO THE TENDER AGREEMENT (THE "TENDER
 AGREEMENT") WITH HERBERT S. DAVIDSON, A DIRECTOR, CHIEF EXECUTIVE OFFICER AND
  PRESIDENT OF THE COMPANY (THE "SELLING SHAREHOLDER"), PURSUANT TO WHICH,
    AMONG OTHER THINGS, THE SELLING SHAREHOLDER HAS AGREED TO TENDER AND
    SELL IN THE OFFER, UPON THE TERMS AND SUBJECT TO THE CONDITIONS
     THEREOF, 3,742,064 SHARES BENEFICIALLY OWNED BY THE SELLING
      SHAREHOLDER (OR APPROXIMATELY 55.2% OF THE COMPANY'S OUTSTANDING
       SHARES). SEE SECTION 11.

                            ------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's shares of common stock, par value $.25 per share, of the Company (the "Shares") should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or
(ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. A shareholder may also contact brokers, dealers, commercial banks and trust companies for assistance concerning the Offer.
                            ------------------------

December 4, 1996

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          -----
INTRODUCTION............................................................................      2
THE TENDER OFFER........................................................................      3
 1.             Terms of the Offer......................................................      3
 2.             Acceptance for Payment and Payment for Shares...........................      5
 3.             Procedures for Tendering Shares.........................................      6
 4.             Withdrawal Rights.......................................................      8
 5.             Certain Federal Income Tax Consequences.................................      8
 6.             Price Range of Shares; Dividends........................................      9
 7.             Certain Information Concerning the Company..............................      9
 8.             Certain Information Concerning Purchaser and Parent.....................     11
 9.             Source and Amount of Funds..............................................     14
10.             Background of the Offer; Contacts with the Company......................     15
11.             Purpose of the Offer; Plans for the Company; Merger Agreement; Tender
                Agreement...............................................................     17
12.             Dividends and Distributions; Changes in Stock...........................     28
13.             Effect of the Offer on the Market for the Shares; NNM Quotation and
                Exchange Act Registration...............................................     28
14.             Conditions of the Offer.................................................     29
15.             Regulatory Approvals; State Takeover Laws...............................     30
16.             Fees and Expenses.......................................................     32
17.             Miscellaneous...........................................................     33
Schedule I      Information Concerning the Directors and Executive Officers of Parent
                and Purchaser...........................................................    A-1
Schedule II     Certain Information About Purchaser and Parent Required by New York
                Law.....................................................................    B-1

To the Holders of Common Stock of Milgray Electronics, Inc.:

                                  INTRODUCTION

     ME Acquisition, Inc. ("Purchaser"), a New York corporation and wholly owned subsidiary of Bell Industries, Inc. ("Parent"), a California corporation, hereby offers to purchase all outstanding shares of common stock, par value $0.25 per share (the "Shares"), of Milgray Electronics, Inc., a New York corporation (the "Company"), at a price of $14.77 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. Purchaser will pay all charges and expenses of Harris Trust Company of New York, as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     The Offer is conditioned upon, among other things, (1) there having been validly tendered and not withdrawn prior to the expiration of the Offer at least 4,515,451 Shares, which represents at least 66 2/3% of the Shares outstanding (the "Minimum Condition") and (2) Parent and Purchaser having completed the bank financing arrangements described in Section 9 (the "Financing Condition"). Assuming the purchase by the Purchaser of the 3,742,064 Shares beneficially owned by the Selling Shareholder (as hereinafter defined), Purchaser will need to purchase an additional 773,387 Shares to satisfy the Minimum Condition. Under the terms of the Merger Agreement (as hereinafter defined), Parent and Purchaser may not waive the Minimum Condition without the consent of the Company, and Parent and Purchaser may terminate the Merger Agreement if the Minimum Condition is not satisfied.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS, BY UNANIMOUS VOTE, APPROVED EACH OF THE OFFER AND THE MERGER (AS HEREINAFTER DEFINED), HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS, AS A GROUP, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS, AS A GROUP, ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER (PROVIDED THAT SUCH SHAREHOLDERS SHOULD CONSULT WITH THEIR FINANCIAL OR TAX ADVISERS PRIOR TO TENDERING THEIR SHARES IN THE OFFER OR VOTING TO APPROVE THE MERGER).

     The Company has advised Parent that Mesirow Financial, Inc. ("Mesirow") has delivered to the Board its opinion to the effect that as of November 26, 1996, the $14.77 per share cash consideration to be received by shareholders of the Company pursuant to the Offer and the Merger is fair to the shareholders of the Company from a financial point of view. A copy of the opinion of Mesirow, which sets forth the factors considered and the assumptions made by Mesirow, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being mailed to the Company's shareholders herewith.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 26, 1996 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the New York Business Corporation Law ("New York Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or Shares held by dissenting shareholders who perfect their appraisal rights under
Section 623 of the New York Law) will be converted into the right to receive the Offer Price, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11.

     The Merger Agreement provides that, promptly upon the purchase of and payment for any Shares (including without limitation all Shares subject to the Tender Agreement) by Purchaser or any other subsidiary of Parent pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded to the nearest whole number, on the Board as is equal to the product of the total number of directors on the Board (which immediately prior to such calculation, will not consist of more than five directors) multiplied by the ratio of the aggregate number of Shares beneficially owned by Parent, Purchaser and their affiliates to the total number of Shares outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Parent's designees to be elected or appointed to the Board, including without limitation securing the resignations of incumbent directors.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of the Company. See Section 1. Under New York Law, except as otherwise described below, the Merger contemplated by the Merger Agreement must be approved by the affirmative vote of 66 2/3% of the Shares entitled to vote on a proposal to approve the Merger at a duly convened meeting of the shareholders of the Company. However, under New York Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the parties will be able to cause the Merger under the Merger Agreement to become effective without the approval of the Company's shareholders.

     In the event that Parent, Purchaser or any permitted assignee of Purchaser acquires at least 90% of the then outstanding Shares, Parent, Purchaser and the Company have agreed to take, at the request of Parent and subject to the conditions of the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without approval of the Company's shareholders. See Section 11. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares and a vote of the Company's shareholders is required under New York Law, a significantly longer period of time will be required to effect the Merger.

     Concurrently with the execution of the Merger Agreement, Mr. Herbert S. Davidson, a director, Chief Executive Officer and President of the Company (the "Selling Shareholder"), entered into the Tender Agreement, dated as of November 26, 1996, with Parent and Purchaser (the "Tender Agreement"). The Selling Shareholder beneficially owns 3,742,064 Shares which are currently subject to the Tender Agreement, representing approximately 55.2% of the outstanding Shares. Pursuant to the Tender Agreement, the Selling Shareholder has agreed, among other things, to validly tender and sell in the Offer all such Shares which are owned of record or beneficially by him prior to the Expiration Date (as hereinafter defined) and vote such Shares in favor of the Merger, in each case upon the terms and subject to the conditions set forth in the Tender Agreement. The Tender Agreement is more fully described in Section 11.

     The Company has informed Purchaser that, as of November 26, 1996 there were 6,773,176 Shares issued and outstanding and 43,726 Shares issued and held in the treasury of the Company, and that there were no outstanding options, warrants or other rights to acquire Shares. As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 773,387 Shares from shareholders other than the Selling Shareholder, given that pursuant to the Tender Agreement the Selling Shareholder has agreed to tender the 3,742,064 Shares beneficially owned by him.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERMS OF THE OFFER. Upon the terms and subject to the conditions of the Offer (including without limitation the Minimum Condition, the Financing Condition and, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn in accordance with Section 4. The term "Expiration Date" means 5:00 p.m., New York City time, on Tuesday, January 7, 1997, unless and until Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), will have extended the period of time during which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire. See Section 11.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the events specified in Section 14, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw its Shares. See Section 4.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in Section 15 or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 14 and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     The Merger Agreement provides that, without the consent of the Company, Purchaser will not decrease the Offer Price, decrease the number of Shares sought, change the form of consideration to be paid in the Offer, amend or waive the Minimum Condition, or amend any other condition of the Offer in any manner adverse to the shareholders (other than with respect to insignificant changes or amendments), except that if on the initial scheduled Expiration Date of the Offer (as it may be extended) all conditions to the Offer will not have been satisfied or waived, the Offer may be extended from time to time until February 6, 1997; provided, however, that Purchaser may extend the Offer without the Company's consent until February 28, 1997 if the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has not expired or terminated by February 6, 1997. In addition, the Merger Agreement provides that without the consent of the Company, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such an increase in the Offer Price. Purchaser will terminate the Offer upon any termination of the Merger Agreement pursuant to the terms thereof.

     Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the second preceding paragraph), any Shares if any of the conditions referred to in Section 14 has not been satisfied or upon the occurrence of any of the events specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-l under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal, and other relevant materials, will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and
(ii) the satisfaction or waiver of the conditions set forth in Section 14. Subject to applicable rules of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15. See Section 15.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined below) in connection with a book-entry transfer of Shares and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR TENDERING SHARES.

     Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, including pursuant to a Book-Entry Transfer Facility's Automated Tender Offer Program ("ATOP") procedures, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Signature Guarantee. Signatures on all Letters of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) in the case of a guarantee of Shares, the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or an Agent's Message in connection with a book-entry transfer) and any other documents required by such Letter of Transmittal, are received by the Depositary within three National Association of Securities Dealers, Inc. ("NASD") Automated Quotation System National Market ("NNM") trading days after the date of execution of the Notice of Guaranteed Delivery.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, if available, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all non-cash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after November 26, 1996). All such proxies will be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when, and only to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (or, if given, will not be effective). The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares Purchaser must be able to exercise full voting rights with respect to such Shares, except as otherwise limited by applicable New York Law.

     TO PREVENT FEDERAL INCOME TAX BACKUP WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN SHAREHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH SHAREHOLDER IS NOT SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A SHAREHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH SHAREHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

     Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after February 1, 1997.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder will recognize gain or loss for Federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and the shareholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of the sale. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer.

     The foregoing discussion may not be applicable to certain types of shareholders, including shareholders who acquired Shares pursuant to the exercise of stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are quoted on the NNM under the symbol "MGRY." The following table sets forth, for the quarters indicated, the high and low bid quotations per Share on the NNM as reported in publicly available sources for each of the quarters indicated.

                                                                                MARKET PRICES
                                                                               ---------------
                                                                                HIGH     LOW
                                                                               ------   ------
FISCAL YEAR ENDED SEPTEMBER 30, 1994:
  First quarter..............................................................  $ 7.37   $ 5.44
  Second quarter.............................................................    7.94     6.31
  Third quarter..............................................................    8.50     7.37
  Fourth quarter.............................................................    7.75     6.62
FISCAL YEAR ENDED SEPTEMBER 30, 1995:
  First quarter..............................................................    7.12     5.87
  Second quarter.............................................................    7.87     6.00
  Third quarter..............................................................   13.69     6.00
  Fourth quarter.............................................................   16.50    11.12
FISCAL YEAR ENDED SEPTEMBER 30, 1996:
  First quarter..............................................................   15.50     9.75
  Second quarter.............................................................   11.87     8.62
  Third quarter..............................................................   13.50     9.00
  Fourth quarter.............................................................   12.75     9.75

     On November 26, 1996, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on the NNM was $13.63 per Share. On December 3, 1996, the last full trading day prior to the date of this Offer to Purchase, the reported closing sales price of the Shares on the NNM was $14.50 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

     No dividends were paid by the Company during the above periods. The Merger Agreement prohibits the Company from declaring or paying any dividend or distribution on the Shares. In addition, the Company's financing arrangement with its bank presently prohibits the payment of cash dividends.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

     The Company is a New York corporation and its principal executive offices are located at 77 Schmitt Boulevard, Farmingdale, New York 11735. The telephone number of the Company at such offices is (516) 420-9800. The Company is a distributor of electronic components, computer products and wire products produced by a large number of manufacturers. The Company's sales are made to more than 10,000 customers, located principally in the United States, Canada and Western Europe. The Company's operations are presently conducted from its principal offices in Farmingdale, New York, as well as from twenty-eight other locations in the United States and Canada.

     Financial Information. Set forth below is certain financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995 (the "Company Form 10-K") and from the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, in each case filed by the Company with the Commission. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to those reports and other documents, including the financial statements and related notes contained therein. The Company Form 10-K and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                           MILGRAY ELECTRONICS, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               NINE MONTHS ENDED              YEAR ENDED
                                              -------------------           SEPTEMBER 30,
                                              JUNE 30,   JULY 2,    ------------------------------
                                                1996       1995       1995       1994       1993
                                              --------   --------   --------   --------   --------
                                                  (UNAUDITED)
INCOME STATEMENT DATA
Net sales...................................  $212,990   $175,078   $239,519   $181,844   $150,295
                                              --------   --------   --------   --------   --------
Costs and expenses:
Cost of sales...............................   167,914    134,938    183,457    140,079    114,749
Selling, general and administrative.........    32,241     28,442     39,292     31,001     26,679
Interest....................................     1,945      1,281      1,816      1,111        944
                                              --------   --------   --------   --------   --------
  Total costs and expenses..................   202,100    164,661    224,565    172,191    142,372
                                              --------   --------   --------   --------   --------
Income before income taxes..................    10,890     10,417     14,954      9,653      7,923
Income taxes................................     4,247      3,897      5,638      3,460      2,775
                                              --------   --------   --------   --------   --------
Net income..................................  $  6,643   $  6,520   $  9,316   $  6,193   $  5,148
                                              ========   ========   ========   ========   ========
Earnings per share..........................  $   0.98   $   0.97   $   1.38   $   0.93   $   0.78
                                              ========   ========   ========   ========   ========
Weighted average common shares
  outstanding...............................     6,773      6,745      6,752      6,695      6,589
                                              ========   ========   ========   ========   ========

                                                                              SEPTEMBER 30,
                                                          JUNE 30,     ----------------------------
                                                            1996         1995      1994      1993
                                                         -----------   --------   -------   -------
                                                         (UNAUDITED)
BALANCE SHEET DATA
Total current assets...................................   $ 101,433    $ 97,548   $66,755   $59,982
Total assets...........................................     105,629     101,278    70,444    63,100
Total current liabilities..............................      26,087      31,888    19,396    23,468
Total long-term liabilities............................      35,142      31,633    22,733    17,971
Total shareholders' equity.............................      44,070      37,427    27,998    21,349

     The Company has also issued a press release stating that, for its fiscal year ended September 30, 1996, it had net sales of $275.4 million and net income of $8.6 million, or $1.27 per share.

     The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the NASD, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company and its affiliates set forth in this Offer to Purchase has been derived from publicly available information.

     8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Purchaser. Purchaser is a newly incorporated New York corporation. All of the issued and outstanding shares of capital stock of Purchaser are beneficially owned by Parent. The principal executive offices of Purchaser are located at 11812 San Vicente Boulevard, Los Angeles, California 90049-5022. The telephone number of Purchaser at such offices is (310) 826-2355. Purchaser has not conducted any business other than in connection with the Offer, the Merger Agreement and the Tender Agreement.

     Parent. Parent is a California corporation. The principal executive offices of Parent are located at 11812 San Vicente Boulevard, Los Angeles, California 90049-5022. The telephone number of Parent at such offices is (310) 826-2355. Parent is primarily a national distributor of electronic components. In addition, Parent distributes graphic imaging and recreational-related products. The Electronics Group (79% of 1995 sales) includes one of the nation's largest electronic components distributors. The group sells semiconductors, passive and electromechanical components, connectors, and personal computers, software and related accessories. The group also manufactures high-precision, close-tolerance products for the computer industry. The Graphics and Electronic Imaging Group (13% of 1995 sales) distributes electronic imaging equipment, film, plates, chemicals and related supplies throughout the western United States to the advertising and printing industries. After-market products for the recreational vehicle, motorcycle, mobile home, snowmobile, and marine industries are distributed by the Recreational Products Group (8% of 1995 sales).

     Parent is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent and other matters is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained from the Commission in the same manner as set forth for the Company in Section 7. Parent's Common Stock is listed on the New York Stock Exchange, Inc. ("NYSE") under the symbol "BI", and reports, proxy statements and other information concerning Parent also should be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Set forth below are certain financial information with respect to Parent and its subsidiaries for Parent's last three fiscal years, excerpted or derived from audited financial statements presented in Parent's 1995 Annual Report to Shareholders and from the unaudited financial statements contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1996, in each case filed by Parent with the Commission. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission. The financial information summary set forth below is qualified in its entirety by reference to those reports and other documents which have been filed with the Commission and all the financial information and related notes contained therein.

     Certain additional information regarding Parent and Purchaser required by New York Law is set forth in Schedule II hereto.

                     BELL INDUSTRIES, INC. AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             NINE MONTHS                       SIX MONTHS
                                                ENDED           YEAR ENDED       ENDED           YEAR ENDED
                                            SEPTEMBER 30,      DECEMBER 31,   DECEMBER 31,        JUNE 30,
                                         -------------------   ------------   ------------   -------------------
                                           1996       1995         1995           1994         1994       1993
                                         --------   --------   ------------   ------------   --------   --------
                                             (UNAUDITED)
OPERATING RESULTS
Net sales..............................  $464,065   $417,159     $564,325       $255,372     $451,153   $365,323
Income from continuing operations, net
  of taxes(1)..........................    12,180     11,062       14,971          5,309        9,075      5,005
Net income (loss)......................    12,180     11,062       14,971          5,619        9,075     (5,025)
Capital expenditures...................     6,294      3,796        5,019          1,375        2,562      5,744
Depreciation and amortization..........     4,595      4,299        5,940          2,891        5,574      5,735
FINANCIAL POSITION
Working capital........................   142,050    127,976      136,227        116,118      107,455     97,710
Total assets...........................   251,362    220,269      233,882        200,367      184,713    175,272
Long-term liabilities..................    43,377     40,758       43,490         40,936       39,972     47,569
Shareholders' equity...................   133,409    113,646      117,569        101,770       95,553     86,288
SHARE AND PER SHARE DATA(2)
Income from continuing operations, net
  of taxes.............................     $1.61      $1.49         2.01            .73         1.25        .70
Net income (loss)......................     $1.61      $1.49         2.01            .77         1.25       (.70)
Cash dividends declared................        --         --           --             --           --        .20
Shareholders' equity...................     17.96      15.74        16.23          14.20        13.43      12.16
Market price -- high...................     23.25      25.63        25.63          22.88        19.75      14.00
Market price -- low....................     15.00      18.63        18.63          15.75        13.38       9.25
Weighted average common shares
  outstanding(000's)...................     7,567      7,437        7,450          7,324        7,250      7,160
FINANCIAL RATIOS
Current ratio..........................       2.9        2.9          2.9            3.0          3.2        3.4
Return on average shareholders'
  equity...............................      12.9%      13.7%        13.7%          11.3%        10.0%      (5.6)%
Long-term liabilities to total
  capitalization.......................      24.5%      26.4%        27.0%          28.7%        29.5%      35.5%

---------------

(1) Includes before-tax gain on sale of division ($3,050) and before-tax provision for lease commitment ($2,800) in 1995.

(2) Adjusted to give effect to 5% stock dividends declared in May 1996, May 1995 and October 1994, and a 4% stock dividend declared in July 1993 (excluding cash dividend and market price data).

(3) During the six month period ended December 31, 1994, the Company changed its year end from June 30 to December 31.

     The name, citizenship, business address, principal occupation or employment, five-year employment history and age for each of the directors and executive officers of Purchaser and Parent are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase, (i) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

     Except as provided in the Merger Agreement, the Tender Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in
Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since October 1, 1993, none of Purchaser, Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since October 1, 1993, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their respective subsidiaries, or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by Purchaser and Parent to consummate the Offer and the Merger and to pay related fees and expenses (inclusive of estimated expenses of the Company) is estimated to be approximately $5.2 million. Purchaser will obtain all of such funds in the form of equity or debt from Parent.

     Parent will obtain all of the required funds from credit facilities. Parent has received a commitment letter dated October 2, 1996 (as supplemented by that certain letter agreement dated November 13, 1996, the "Bank Commitment Letter") from Union Bank of California, N.A. ("Union Bank") to provide senior secured term loan facilities and senior secured revolving credit facilities for up to $250 million (i) to finance the purchase of the Shares pursuant to the Offer and the Merger and to pay certain related fees and expenses related to the Offer and the Merger, (ii) to refinance certain existing debt of Parent and, after consummation of the Merger, the Company and (iii) for working capital and general corporate purposes of Parent and its subsidiaries. Consummation of that financing is subject to, among other things, the receipt of required consents, the absence of material adverse conditions and the negotiation, execution and delivery of definitive documentation consistent with the Bank Commitment Letter and the related term sheet. There can be no assurance that the terms described in the Bank Commitment Letter will be contained in the definitive agreements or that the definitive agreements will not contain additional provisions.

     The Bank Commitment Letter and the related term sheet attached provide for credit facilities relating to the Offer consisting of a tender loan (the "Tender Loan") of up to $175 million, which will mature on the earlier of the effective date of the Merger or seventy five days after the purchase of and payment for Shares in the Offer, a $50 million term loan facility (the "Term Loan") and a $200 million revolving credit facility (the "Revolving Credit Facility"), which will be available from time to time on and after the effective date of the Merger. Each of the Term Loan and Revolving Credit Facility matures in five years. Parent has agreed to assist Union Bank in syndicating the Tender Loan, the Term Loan and the Revolving Credit Facility (collectively, the "Facilities").

     The Facilities will be guaranteed by each of Parent's domestic subsidiaries (including, from and after the consummation of the Merger, the Company and its subsidiaries). The loans under the Facilities and the guarantees will be secured by (i) all of the shares of capital stock of all of Parent's subsidiaries (except the stock of the Company and its subsidiaries during the period from the purchase of and payment for Shares pursuant to the Offer and the consummation of the Merger) and (ii) all accounts receivable and inventory of Parent and its subsidiary guarantors.

     Until the date of the delivery of financial statements for the period ending December 31, 1996, the Facilities will bear interest, depending on the interest rate pricing option selected by Parent, at a rate equal to the reserve-adjusted LIBOR Rate plus a sliding scale margin of up to 1.5% per annum, based on leverage coverage (determined as of the date of the purchase of and payment for Shares pursuant to the Offer), or the Base Rate (the reserve adjusted LIBOR Rate and the Base Rate being collectively referred to as the "Alternate Base Rate"). Thereafter, outstanding amounts under the Facilities will bear interest, depending on the interest rate pricing option selected by Parent, at the Alternate Base Rate plus a sliding scale margin of up to 1.5% per annum, based on leverage coverage (determined for the most recent trailing four fiscal quarters) for loans effected pursuant to the Facilities and as to which the reserve-adjusted LIBOR Rate option has been selected by Parent. After the occurrence and during the continuation of an event of default, interest will accrue at a rate equal to the rate on loans bearing interest at the Base Rate plus an additional two percentage points per annum and will be payable on demand. A commitment fee on the undrawn amount of the Facilities will be payable at a sliding rate of 0.25% to 0.375%, depending on leverage.

     It is anticipated that the indebtedness incurred by Parent under such loans will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, funds generated by the Company and its subsidiaries), through an offering of Parent's capital stock, through additional borrowings, through application of proceeds of dispositions or through a combination of two or more such sources. No final decisions have been made concerning the method Parent will use to repay such indebtedness. Such decisions when made will be based upon Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic and market conditions.

     The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purposes of purchasing margin stock (including the Shares) if the credit is secured directly or indirectly by margin stock. The Purchaser believes the financing of the acquisition of the Shares will be in full compliance with margin regulations, as applicable.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. Information set forth below regarding the Company, or discussions to which representatives of Parent and Purchaser were not participants, was provided by the Company.

     As part of its on-going strategic efforts to expand its business during the past few years, Parent had considered several strategies, including the possible combination with a comparable distributor of electronic components and related products. Several distributors were identified although contacts between Parent and these distributors were limited and informal. In May 1994, a meeting was arranged between certain officers of Parent and the Company to discuss the possibility of a combination. On May 18, 1994, Theodore Williams, Chairman and Chief Executive Officer, Bruce M. Jaffe, then President and Chief Operating Officer, Tracy A. Edwards, Vice President and Chief Financial Officer, of Parent met with Herbert Davidson, a director, Chief Executive Officer and President, and Richard Hyman, a director, Executive Vice President and Chief Operating Officer, of the Company. During this meeting, Mr. Davidson stated that although the Company was not for sale, he was interested in discussing the merits of a strategic combination with Parent. Mr. Davidson indicated that he was not opposed to further discussions to explore the potential benefits of a strategic combination with Parent, although he believed that the benefits thereof might be limited at that time. Accordingly, during the summer of 1994, Mr. Hyman visited with Mr. Williams and Mr. Jaffe to discuss further the background and history of Parent and the Company and the prospects of a combination under mutually agreeable terms. However, following these conversations, the Company indicated that it was not interested in pursuing a strategic combination with Parent at that time.

     To assist its strategic efforts to expand its business, Parent retained Peers & Co. (together with its agents, "Peers"), beginning in January 1995, to assist Parent in initiating, negotiating and completing mergers with or acquisitions of distributors of electronic components and related products. Since its engagement Peers and Parent have evaluated a number of such distributors, including the Company. Peers contacted a number of these distributors on Parent's behalf.

     On July 25, 1995, Peers wrote a letter to Mr. Davidson expressing Parent's belief that the Company and Parent were a strong strategic fit and that Parent desired to explore the combination of the Company and Parent. In early August, Peers spoke to Mr. Davidson who stated that the Company was not for sale but that he was not opposed to a meeting sometime in the future.

     On August 31, 1995, Parent announced that it had made a proposal to merge with Sterling Electronics Corporation ("Sterling"). On September 19, 1995, Sterling announced it had rejected Parent's proposal. During October through January, Parent had discussions with other electrical distributors regarding a combination with Parent through a merger or acquisition.

     In February 1996, Parent requested that Peers contact the Company to attempt to re-open discussions regarding a combination with Parent. On February 22 and 28 and March 3, 1996, a Peers representative spoke with Mr. Hyman to discuss a combination of Parent and the Company involving an exchange of stock. Mr. Hyman indicated he would discuss the concept with Mr. Davidson. During the conversations, the concept of the Company's shareholders receiving a premium over the current market price of the Shares was discussed, but a specific price or exchange ratio was not proposed.

     On March 11, 1996, Mr. Hyman called Peers to state that Parent's proposal to exchange stock was not of sufficient interest to warrant a meeting. Mr. Hyman said that the Company was concerned that a transaction involving an exchange of stock might have uncertainty as to value. Furthermore, Mr. Hyman stated that, although Parent had previously made oral indications of an interest to combine, the Company had never received a written proposal from Parent. On March 14, 1996, Peers had a discussion with Mr. Hyman to further explore the Company's reasons for declining to meet. Peers discussed the Company's reasons for declining a meeting with Parent's senior management.

     Over the next ten days, Parent discussed ways to address the Company's concerns and the feasibility of making a cash offer to acquire the Company's common stock, including preliminary discussions with banks about providing necessary financing.

     On March 25, 1996, Parent sent a written proposal to the Company proposing to acquire the Company for cash by paying to all of the Company's shareholders a price of $13.50 per Share in cash, which offer represented an approximately 44% premium over the closing stock price of the Company's common stock on March 25, 1996 of $9.375 per Share.

     Over the next three weeks, conversations took place between representatives of the Company and Parent which resulted in the Company's representatives indicating they were willing to meet to further discuss Parent's proposal.

     On April 16, 1996, Messrs. Williams and Jaffe and a Peers representative met with Messrs. Davidson and Hyman to discuss Parent's proposal. At that meeting, the Company's representatives said they believed the Company was worth more than Parent's proposal. Additionally, such representations stated that there were several issues relating to a combination which needed to be discussed, explained and resolved, among which were how the business operations of the two entities would be combined, future operational efficiencies which might be realized and continuity of employment for key executives of the Company.

     On April 17, 1996, Parent sent a revised proposal to the Company which increased the offer to approximately $100 million for all of the Company's outstanding Shares, or $14.77 per Share, which represented an approximately 34% premium over the closing stock price of the Company's common stock on April 16, 1996 of $11.00 per share. In early May 1996, Mr. Davidson called Mr. Williams to state that the Company was prepared to enter into further discussions regarding combining with Parent.

     During the next several months, a series of discussions were held between representatives of the Company and Parent to develop the specific terms of an acquisition of the Company. These discussions included meetings in New York and Los Angeles between Parent's and the Company's senior management. On August 21 and 22, 1996, Messrs. Williams and Jaffe met with Messrs. Davidson and Hyman to discuss the proposed terms of Parent's acquisition offer. During these meetings, the purchase price of $14.77 per Share was confirmed and terms of proposed employment agreements for key management of the Company were reviewed and agreed upon in principle. Additionally, counsel for Parent and for the Company had a meeting and numerous telephone conversations regarding specific terms of an acquisition agreement and the employment agreements and the preparation of necessary documentation.

     On October 31 and November 1, 1996, representatives of Parent and the Company held a series of due diligence meetings in New York. Discussion between representatives of Parent and the Company regarding details of the Merger Agreement, the Tender Agreement and related matters continued during the next several weeks. On November 20, 1996, Mr. Hyman met with representatives of Parent and Purchaser in Los Angeles, California to discuss the Company's financial results during the fiscal quarter which will end December 31, 1996. On November 26, 1996, the terms of the proposed transaction and related merger agreement were presented to and reviewed by the Board. Mesirow made presentations to the Board and delivered its opinion that, as of November 26, 1996, the $14.77 per Share cash consideration to be received by shareholders of the Company pursuant to the Offer and the Merger is fair to the shareholders of the Company from a financial point of view. The full Board then discussed the proposed Merger Agreement and reviewed proposed resolutions related to the transaction.

     After discussion and further analysis, the Company's Board unanimously decided to proceed with the sale of the Company and to accept Parent's proposal, and it then approved the Merger Agreement and the transactions contemplated thereby and unanimously recommended that the shareholders of the Company, as a group, accept the Offer and tender their Shares pursuant thereto (provided that such shareholders should consult with their financial or tax advisers prior to tendering their Shares in the Offer or voting to approve the Merger). With respect to the Merger, the Board unanimously recommended that, if a shareholder vote is required by applicable law, the shareholders of the Company, as a group, vote in favor of approval and adoption of the Merger Agreement and the Merger (provided that shareholders should consult with their financial or tax advisers prior to voting to approve the Merger).

     On November 26, 1996, Parent, Purchaser and the Selling Shareholder executed and delivered the Tender Agreement, and Parent, Purchaser and the Company executed and delivered the Merger Agreement. On November 27, 1996, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement and the Tender Agreement. Purchaser commenced the Offer on December 4, 1996.

     11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; MERGER AGREEMENT; TENDER AGREEMENT.

     PURPOSE OF THE OFFER. The purpose of the Offer, the Merger, the Merger Agreement and the Tender Agreement is to enable Parent to acquire control of the Board and the entire equity interest in the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

     PLANS FOR THE COMPANY. As promptly as practicable following the purchase of and payment for Shares under the Offer, (x) Parent intends (i) to exercise its right under the Merger Agreement to designate such number of directors for the Board as it is then entitled to designate and (ii) in the event Purchaser acquires at least 90% of the then outstanding Shares, to cause a "short form" merger of Purchaser and the Company under New York Law and (y) in the event Purchaser acquires less than 90% of the then outstanding Shares, the Company intends to cause a special meeting of the Company's stockholders to be held to vote upon the Merger. It is Purchaser's expectation that those individuals so elected or appointed to the Board will not receive any compensation for services rendered in such capacity.

     It is expected that, initially following the Merger, except as set forth below, the business and operations of the Company will be conducted in a manner substantially similar to how they are conducted currently. However, Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. Following the Merger, Parent plans to investigate combining its existing distribution business, or segments thereof, with the Company, and where feasible or practicable, to combine such business, or segments thereof.

     MERGER AGREEMENT. THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH HAS BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE SCHEDULE 14D-1. THE MERGER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACE AND IN THE MANNER SET FORTH IN SECTION 8 OF THIS OFFER TO PURCHASE.

     The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, Purchaser will accept for payment and pay for Shares tendered as soon as practicable after it is legally permitted to do so under applicable law; provided, however, that Purchaser will not, without the written consent of the Company, accept for payment and pay for any Shares prior to January 7, 1997. The Merger Agreement provides that, without the written consent of the Company, Purchaser will not decrease the Offer Price, decrease the number of Shares sought, change the form of the consideration to be paid in the Offer, amend or waive the Minimum Condition, or amend any other condition of the Offer in any manner adverse to the holders of Shares (other than with respect to insignificant changes or amendments) except that if on the initial scheduled expiration date of the Offer (as it may be extended) all conditions of the Offer have not been satisfied or waived, the Offer may be extended from time to time until February 6, 1996 without the consent of the Company; provided, however, that, notwithstanding the foregoing, Purchaser may extend the Offer without the Company's consent until February 28, 1997 if the waiting period under the HSR Act has not expired or terminated by February 6, 1997. In addition, the Merger Agreement provides that, without the consent of the Company, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such an increase.

     The Merger. The Merger Agreement provides that subject to the terms and conditions thereof, and pursuant to New York Law, at the Effective Time Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation.

     The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the conditions that: (i) all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Federal, state, local or foreign governmental or regulatory authority necessary for the consummation of the Merger and the transactions contemplated by the Merger Agreement will have been filed, occurred or been obtained and will be in effect at the Effective Time; (ii) no temporary restraining order, preliminary injunction or permanent injunction or other order precluding, restraining, enjoining, preventing or prohibiting the consummation of the Merger will have been issued by any Federal, state or foreign court or other governmental or regulatory authority and remain in effect; (iii) no Federal, state, local or foreign statute, rule or regulation will have been enacted which prohibits the consummation of the Merger or would make the consummation of the Merger illegal; and (iv) the Merger Agreement will have been approved and adopted by the affirmative vote required of the shareholders of the Company, if required pursuant to the Company's articles of incorporation and applicable New York Law in order to consummate the Merger. In addition, the obligations of the Company to effect the Merger are also subject to the satisfaction or waiver, on or prior to the date of the closing of the Merger (the "Closing Date"), of the additional condition that Parent, Purchaser or their affiliates will have purchased Shares (including without limitation the Shares subject to the Tender Agreement) pursuant to the Offer.

     The Merger Agreement provides that at the Effective Time, each issued and outstanding Share (other than Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Purchaser or any other wholly owned subsidiary of Parent) will be converted into the right to receive the Offer Price, without interest.

     Pursuant to the Merger Agreement, each issued and outstanding share of common stock, no par value, of Purchaser will be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

     The Company's Board of Directors. The Merger Agreement provides that promptly upon the purchase of and payment for any Shares (including without limitation all Shares subject to the Tender Agreement) by Purchaser or any other subsidiary of Parent pursuant to the Offer, Parent will be entitled to designate such number of directors, rounded to the nearest whole number, on the Board as is equal to the product of the total number of directors then serving on the Board (which, immediately prior to such calculation, may not consist of more than five directors) multiplied by the ratio of the aggregate number of Shares beneficially owned by Parent, Purchaser and any of their affiliates to the total number of Shares then outstanding. The Company must, upon request of Purchaser, take all action necessary to cause Parent's designees to be elected or appointed to the Board, including without limitation securing the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed to the Board, and must cause Parent's designees to be so elected or appointed. It is Purchaser's expectation that those individuals so elected or appointed to the Board will not receive any compensation for services rendered in such capacity. At such time, the Company will also cause persons designated by Parent to constitute the same percentage (rounded to the nearest whole number) as is on the Board of (i) each committee of the Board,
(ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board.

     The Merger Agreement further provides that the Company will promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, including mailing to shareholders as part of the Company's Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1, as is necessary to enable Parent's designees to be elected to the Board. From and after the time, if any, that Parent's designees constitute a majority of the Board, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser thereunder, any waiver of any condition or any of the Company's rights thereunder or other action by the Company thereunder (other than as specifically provided in the Merger Agreement) may be effected only if the action is approved by a majority of the directors of the Company then in office who were directors of the Company on the date of the Merger Agreement; provided that if there will be no such directors, such actions may be effected by majority vote of the entire Board.

     Shareholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger: (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement; (ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the Commission in the Company Proxy Statement (as defined below) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Company Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders; and (iii) include in the Company Proxy Statement the recommendation of the Board that shareholders of the Company, as a group, vote in favor of the approval of the Merger and the adoption of the Merger Agreement (provided that shareholders should consult with their financial or tax advisers prior to voting to approve the Merger) unless, in the opinion of the Board after consultation with independent counsel, the inclusion of such recommendation would be inconsistent with its fiduciary duties under applicable law. Purchaser has agreed that it will, and will cause any of its permitted assignees to, vote all of the Shares then owned by it which are entitled to vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

     The Merger Agreement provides that in the event Purchaser acquires at least 90% of the outstanding Shares, the parties will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without approval of the Company shareholders.

     Interim Operations. In the Merger Agreement, the Company has agreed that, except as expressly contemplated therein or as agreed in writing by Parent, after November 26, 1996, and prior to the time the directors of the Purchaser have been elected to the Board (the "Board Reorganization"), that the business of the Company and its subsidiaries will be carried on in the usual, regular and ordinary course, in substantially the same manner as previously conducted. Pursuant to the Merger Agreement, without limiting the generality of the foregoing, and except as otherwise expressly provided in the Merger Agreement, prior to the Board Reorganization, neither the Company nor any its subsidiaries will, without the prior written consent of Parent or Purchaser:

          (i) (a) declare, set aside or pay any dividends on or make other distributions in respect of any shares of its capital stock, (b) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or (c) propose to do any of the foregoing;

          (ii) issue, pledge, deliver, sell or transfer or authorize or propose the issuance, pledge, delivery, sale or transfer of, or repurchase, redeem or otherwise acquire, directly or indirectly, or propose the repurchase, redemption or other acquisition of, any shares of capital stock of any class of the Company or its subsidiaries, or any options, warrants or other rights exercisable for or securities convertible into or exchangeable for, any such shares (or enter into any agreements, arrangements, plans or understandings with respect to any of the foregoing);

          (iii) propose or adopt any amendment to its or their articles of incorporation or bylaws (or similar charter documents);

          (iv) transfer, sell, lease, license, mortgage or otherwise dispose of or encumber any material assets, or enter into any commitment to do any of the foregoing, other than in the ordinary and usual course of business, consistent with past practice;

          (v) incur, become subject to, or agree to incur any debt for borrowed money or incur or become subject to any obligation or liability (absolute or contingent), except current liabilities incurred, monies borrowed under the Company's current bank loan agreement, and obligations under contracts entered into, in the ordinary course of business consistent with prior practice, and the Company will not pay or be liable for prepayment or other penalties in connection with the early retirement of any Company indebtedness for borrowed money;

          (vi) make any change in the compensation payable or to become payable to any of its officers, directors, branch managers, marketing managers, agents or consultants, enter into or amend any employment, severance, termination or other agreement or make any loans to any of its officers, directors, branch managers, marketing managers, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on consummation of the Offer, the Merger or otherwise; provided, however, that the foregoing shall not prohibit the Company or any of its subsidiaries from increasing the compensation payable to any branch manager or marketing manager after three days' advance written notice to Parent's Chief Executive Officer or President;

          (vii) (a) pay, agree to pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director or employee except in the ordinary course of business and consistent with past practice; (b) pay or agree to pay or make any accrual or arrangement for payment to any employees of the Company or any of its subsidiaries of any amount relating to unused vacation days; (c) commit itself or themselves to adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present; or (d) amend in any material respect any such existing plan, agreement or arrangement; provided, however, that the foregoing shall not prohibit the Company or any of its subsidiaries from
     (i) accruing or paying any bonus payable for the fiscal year ended September 30, 1996 determined in a manner consistent with past practice and in any event not to exceed the bonus paid for the fiscal year ended September 30, 1995 or (ii) providing for the deferral until calendar year 1997 of compensation earned in, and accrued on the Company's consolidated financial statements for, the fiscal year ended September 30, 1996; and

          (viii) (a) enter into, amend or terminate any agreements, commitments or contracts which, individually or in the aggregate, are material to the financial condition, business, assets, properties, prospects or results of operations of the Company and its subsidiaries taken as a whole, or waive, release, assign or relinquish any material rights or claims thereunder, except in the ordinary course of business, consistent with past practice;
     (b) discharge or satisfy any lien or encumbrance or payment of any obligation or liability (absolute or contingent) other than current liabilities in the ordinary course of business; (c) cancel or agree to cancel any material debts or claims, except in each case in the ordinary course of business; (d) waive any rights of substantial value; (e) pay, discharge, satisfy or settle any litigation or other claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise) involving the payment by the Company or any of its subsidiaries of more than $50,000; (f) make any equity investments in third parties; (g) incur, pay, or be subject to any material obligation to make any payment of, or in respect of, any tax on or before the Effective Time, except in the ordinary course of business consistent with past practice, settle any material audit, make or change any material tax election or file any amended tax returns, or agree to extend or waive any statute of limitations on the assessment or collection of taxes; (h) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Merger) or otherwise make any material change in the conduct of the business or operations of the Company and its subsidiaries taken as a whole; or (i) agree in writing or otherwise to take any of the foregoing actions or any other action which would constitute a Material Adverse Effect (as hereinafter defined) in any of the items and matters covered by the representations and warranties of the Company in the Merger Agreement, or make any representation or warranty of the Company in the Merger Agreement materially inaccurate in any respect.

     In addition, except as expressly provided in the Merger Agreement, prior to the Board Reorganization, the Company and each of its subsidiaries will:

          (i) (a) properly prepare and file all material reports or tax returns required to be filed with any governmental or regulatory authorities with respect to its business, operations or affairs, and (b) pay in full and when due all taxes indicated on such tax returns or otherwise levied or assessed upon the Company, its subsidiaries or any of their assets and properties unless such taxes are being contested in good faith by appropriate proceedings and reasonable reserves therefor have been established in accordance with generally accepted accounting principles, consistently applied; and

          (ii) (a) report on a regular basis, at reasonable times, to a representative designated by Parent regarding material operational matters and financial matters (including monthly unaudited financial information);
     (b) promptly and regularly notify Parent of any material change in the normal course or operation of its business or its properties and of any material development in the business or operations of the Company and its subsidiaries (including without limitation any Material Adverse Effect or any governmental or third party claims, complaints, investigations or hearings, or communications indicating that the same may be forthcoming or contemplated); and (c) cooperate with Parent and its affiliates and representatives in arranging for an orderly transition in connection with the transfer of control of the Company.

     As used in the Merger Agreement, a "Material Adverse Effect" means any event, circumstance, condition, development or occurrence causing, resulting in or having a material adverse effect on the financial condition, business, assets, properties, prospects or results of operations of the Company and its subsidiaries taken as a whole.

     No Solicitation. In the Merger Agreement, the Company has agreed that the Company and its subsidiaries and affiliates will not, and will use their reasonable efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents do not, directly or indirectly, initiate, solicit, encourage or participate in, or provide any information to any person concerning, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as hereinafter defined) of the Company or any subsidiary or affiliate or an inquiry with respect thereto. The Company has agreed and will cause its subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, immediately cease and cause to be terminated all existing activities, discussions and negotiations, if any, with any parties conducted heretofore with respect to such matters. Nonetheless, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to an appropriate confidentiality agreement, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal (x) if such entity or group has submitted a bona fide written proposal to the Board relating to any such transaction and (y) if, in the opinion of the Board, after consultation with independent legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would be inconsistent with their fiduciary duties under applicable law.

     The Company is required to promptly notify Parent and Purchaser of any such offers, proposals or Acquisition Proposals (including without limitation the terms and conditions thereof and the identity of the person making it), and is further required to keep Parent apprised of all developments with respect to any such Acquisition Proposal. The Company is further required to give Parent written notice of any Acquisition Proposal that the Company intends to accept as an Acceptable Offer in accordance with the terms of the Merger Agreement at least two business days prior to accepting such offer or otherwise entering into any agreement or understanding with respect thereto. Any modification of an Acquisition Proposal constitutes a new Acquisition Proposal for purposes of the described provisions of the Merger Agreement.

     Nothing in the Merger Agreement prohibits the Company or its Board from (a) taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, or (b) making such disclosure to the Company's shareholders which, in the opinion of the Board, after consultation with independent legal counsel to the Company, may be required under applicable law. "Acquisition Proposal" when used in connection with any person means any tender or exchange offer involving such person, any proposal for a merger, consolidation or other business combination involving such person or any subsidiary of such person, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, such person or any subsidiary of such person, any proposal or offer with respect to any recapitalization or restructuring with respect to such person or any subsidiary of such person or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to such person, or any subsidiary of such person; provided, however, that, as used in the Merger Agreement, the term "Acquisition Proposal" does not apply to (i) any transaction of the type described in Section 6.1(d) of the Merger Agreement involving Parent, Purchaser or their affiliates. "Acceptable Offer" means an executed written offer for an Acquisition Proposal received by the Company (i) in which the offeror demonstrates proof reasonably satisfactory to the Company's Board of Directors of its financial capability and authority to consummate the transactions contemplated by such offer (including without limitation the payments required by Section 9.1(b) of the Merger Agreement) and (ii) which provides for (x) net cash proceeds to the Company or all of its shareholders (in addition to amounts paid pursuant to clause (i) above) in an amount greater than that provided for under the Merger Agreement, at a per Share purchase price greater than that contained thereunder (or, in the event such amount has been increased by Parent in the Merger Agreement, such greater amount) or (y) the issuance of publicly traded stock as the consideration payable to the Company or all of its shareholders (in addition to amounts paid pursuant to clause (i) above) which has an established market value in excess of the per Share purchase price contained herein (or, in the event such amount has been increased by Parent in the Merger Agreement, such greater amount).

     Directors' and Officers' Indemnification. (a) The bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the bylaws of the Company on November 26, 1996 and shall not be amended, repealed or otherwise modified from such date until six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or at any time prior to the

Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

     (b) For six years after the earlier of (i) the date on which the designees of Parent have been elected to the Board pursuant to the Merger Agreement and constitute a majority of the members thereof and (ii) the Effective Time, Parent will, or will cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (each, an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent or the Surviving Corporation, which consent shall not be unreasonably withheld)) arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation matters arising out of or pertaining to the transactions contemplated by the Merger Agreement) to the full extent permitted under New York Law or the Company's articles of incorporation or bylaws, in each case as in effect at November 26, 1996, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under New York Law, the Company's articles of incorporation or bylaws or the written indemnification agreements referred to below, as the case may be, will be made by independent counsel mutually acceptable to Parent and the Indemnified Party.

     (c) In addition, Parent and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to certain indemnification agreements with the Company's directors and officers.

     (d) The Company's directors' and officers' liability insurance as presently in effect (including without limitation all coverages and terms thereunder) shall be maintained by Parent or the Surviving Corporation through the Effective Time. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, purchase and pay for run-off coverage (i.e., coverage for an extended reporting period) for a six-year term, covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy with coverages and terms substantially similar to those now applicable under the Company's present directors' and officers' liability insurance policy.

     Benefit Plans and Certain Contracts and Employment Arrangements. It is Parent's current intention to cause the Company to provide its employees for at least two years following the Effective Time in general with employee benefit arrangements providing welfare benefits substantially comparable in the aggregate to those provided by the Company as of the date of the Merger Agreement, except for any changes thereto that may be required by law, provided, that Parent has retained the right to amend, modify or terminate any employee benefit policy or arrangement maintained by the Company to the extent not prohibited by the terms thereof or by applicable law.

     Simultaneously with the execution of the Merger Agreement, Parent entered into employment agreements with the Selling Shareholder and Richard Hyman and Parent and the Company entered into employment agreements with John Tortorici, Elliott Schnabel, Thomas Woolf, Gary Adams, Steven Sokoloff, James Darren O'Donnell and Andrew Epstein (collectively, with Mr. Hyman, the "Key Officers"), such agreements to be effective as of the Effective Time. The Selling Shareholder's employment agreement provides that the Selling Shareholder will be employed for a one year term as Vice Chairman of the Board and an Assistant Secretary of Parent at a salary of $100,000 per year, with automatic one year extensions at a nominal salary (to be set by Parent) sufficient to enable the Selling Shareholder to participate in Parent's medical insurance plan. Mr. Hyman's employment agreement provides that Mr. Hyman will be employed for a five year term as President of the Company and Executive Vice
President -- Electronics Distribution Group of Parent at a base salary of $400,000 per year plus a guaranteed minimum incentive bonus of $135,000 per year. Mr. Tortorici's employment agreement provides that Mr. Tortorici will be employed for a three year term as Vice President -- Finance and Treasurer of the Company at a base salary of $175,000 per year plus a guaranteed minimum incentive bonus of $70,000 per year. Mr. Schnabel's employment agreement provides that Mr. Schnabel will be employed for a three year term as Regional Vice President -- Sales of the Company at a base salary of $200,000 per year plus a guaranteed minimum incentive bonus of $80,000 per year. Mr. Woolf's employment agreement provides that Mr. Woolf will be employed for a three year term as Regional Vice President -- Sales of the Company at a base salary of $175,000 per year plus a guaranteed minimum incentive bonus of $56,000 per year. Mr. Adams' employment agreement provides that Mr. Adams will be employed for a three year term as Regional Vice President -- Sales of the Company at a base salary of $150,000 per year plus a guaranteed minimum incentive bonus of $61,000 per year. Mr. Sokoloff's employment agreement provides that Mr. Sokoloff will be employed for a three year term as Vice President -- Marketing (semiconductors, computer products and displays) of the Company at a base salary of $250,000 per year plus a guaranteed minimum incentive bonus of $94,000 per year. Mr. O'Donnell's employment agreement provides that Mr. O'Donnell will be employed for a three year term as Vice President--Marketing (passives, electromechanical and power supplies) of the Company at a base salary of $225,000 per year plus a guaranteed minimum incentive bonus of $75,000 per year. Mr. Epstein's employment agreement provides that Mr. Epstein will be employed for a three year term as Vice
President -- Operations of the Company at a base salary of $175,000 per year plus a guaranteed minimum incentive bonus of $66,000 per year. In addition, each of the Key Officers will be awarded options to acquire 10,000 shares of common stock of Parent (25,000 shares in the case of Mr. Hyman) under Parent's stock option plans pursuant to a stock option agreement to be entered into upon effectiveness of their respective employment agreements. Each Key Officer will also be entitled to participate in all of Parent's employee benefit plans listed in Parent's employee handbook, as the same may change from time to time, and, in addition, to participate on the same terms as senior Parent executives in any benefit plans available to members of Parent's management (whether or not listed in the employee handbook).

     Election of Directors. Parent will, immediately after the Effective Time, cause the Selling Shareholder to be elected to Parent's Board of Directors.

     Representations and Warranties. The Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, its organization and qualification, subsidiaries, capitalization, authority, consents and approvals, the Company's Commission reports, financial statements, undisclosed liabilities, certain changes, taxes, litigation, employee benefit plans, environmental liability, compliance with applicable laws, material contracts, patents, trademarks, trade names, copyrights and registrations, insurance, opinion of financial advisor, vote required, information supplied, the Company's proxy statement, certain matters with respect to New York Law, Company stock options, inventory, customers and suppliers and backlog. In addition, the Company represented to Parent and the Purchaser that the Board, at a meeting duly called and held, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the shareholders of the Company, as a group, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in all respects and that such approval constitutes approval of the Offer, the Merger Agreement and the Merger for purposes of Sections 902 and 912 of the New York Business Corporation Law and similar statutes of other states that might be deemed applicable.

     Termination; Expenses. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

          (i) by mutual consent of the Board of Directors of Parent and the Board;

          (ii) by either the Board of Directors of Parent or the Board: (a)(i) if all conditions to the Offer shall not have been satisfied or waived within the relevant time periods specified in Section 1.1(a) of the Merger Agreement, (ii) if all such conditions to the Offer have been so satisfied or waived and the Purchaser shall not have accepted for purchase and purchased all Shares validly tendered and not withdrawn prior to the Expiration Date within ten (10) business days following such Expiration Date, or (iii) if the Merger will not have been consummated on or prior to May 31, 1997; provided, however, that the right to terminate the Merger Agreement as described in this clause (a) will not be available to any party whose failure to fulfill any material obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer or the Merger, as applicable, to be consummated on or prior to the applicable date(s); or (b) if a court of competent jurisdiction or other governmental or regulatory authority will have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto will use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action will have become final and non-appealable;

          (iii) by the Board: (a) if, prior to the purchase of Shares by Parent, Purchaser or their affiliates pursuant to the Offer, the Company will have
     (A) accepted an Acceptable Offer in compliance with the terms of Section
     6.1 of the Merger Agreement and (B) paid or caused to be paid the expenses payable to Parent provided for in Section 9.1(b) of the Merger Agreement; or (b) if, prior to the purchase of the Shares pursuant to the Offer, Parent or Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained therein or breaches its representations and warranties in any material respect; or
     (c) if Parent, Purchaser or any of their affiliates will have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer other than due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions described in Section 14 of this Offer to Purchase; provided that the Company may not terminate the Merger Agreement as described in this clause (c) if the Company is in material breach of the Merger Agreement; or (d) if prior to the purchase of Shares pursuant to the Offer, there shall have been instituted, pending or threatened any action, suit or proceeding which challenges, seeks to make illegal, prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger and which, in the opinion of independent counsel acceptable to the parties (consent not to be unreasonably withheld), has reasonable possibility of success;

          (iv) by the Board of Directors of Parent: (a) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions described in Section 14 of this Offer to Purchase, Parent, Purchaser or any of their affiliates will have failed to commence the Offer on or prior to December 4, 1996; provided that Parent and Purchaser may not terminate the Merger Agreement as described in this clause (a) if Parent or Purchaser (x) is in material breach of the Merger Agreement or (y) has not exercised such right by the close of business, Los Angeles time, on the fifth business day following December 4, 1996; (b) if Parent or Purchaser is not in material breach of the Merger Agreement and prior to the purchase of Shares pursuant to the Offer, the Company will have received an Acceptable Offer and the Board will have withdrawn, modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or will have recommended an Acquisition Proposal; provided, however that if the Company's Board of Directors modifies or changes its recommendation of the Offer, this Agreement or the Merger to either express no opinion and remain neutral with respect thereto, or to provide that it is unable to take a position with respect thereto, such modification or change will not be deemed to be adverse to Parent or Purchaser for purposes of this clause
     (b); (c) if Parent or Purchaser, as the case may be, will have terminated the Offer, or the Offer will have expired without Parent or Purchaser, as the case may be, purchasing any Shares thereunder, provided that Parent and Purchaser may not terminate the Merger Agreement as described in this clause (c) if (x) it or the Purchaser has failed to purchase the Shares in the Offer in violation of the material terms thereof or (y) Parent or Purchaser has not exercised such right by the close of business on or before the fifth business day following the termination or expiration of the Offer in accordance with its terms; or (d) if, prior to the purchase of the Shares pursuant to the Offer, the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or breaches its representations and warranties in any material respect.

     If (i) the Board terminates the Merger Agreement because the Company has accepted an Acceptable Offer under certain conditions prior to the purchase of Shares under the Offer, (ii) the Board of Directors of Parent terminates the Merger Agreement if the Company has received an Acceptable Offer and withdrawn or adversely changed its recommendation of the transaction under certain circumstances, or (iii) the Board of

Directors of Parent terminates the Merger Agreement if Parent, Purchaser or any of their affiliates will have failed to commence the Offer by December 4, 1996 under certain circumstances or if Parent or Purchaser will have terminated the Offer or the Offer will have expired without Parent or Purchaser purchasing any Shares under certain conditions, in each case due to (x) a material breach of the representations and warranties of the Company set forth in the Merger Agreement or (y) a material breach of, or failure to perform or comply with, any material obligation, agreement or covenant contained in the Merger Agreement, including but not limited to the covenants by the Company, then in any such case as described in clause (i), (ii) or (iii) the Company shall be required to reimburse Parent for all of its fees and expenses incurred in connection with the Offer and the Merger Agreement and the transactions contemplated thereby. Any such amounts must be paid by the Company concurrently with the termination of the Merger Agreement in the case of a termination referred to in clause (i) and otherwise not later than two business days after termination of the Merger Agreement (or, if later, after Parent provides reasonable documentation to the Company of the amount of such fees and expenses). Any such fees and expenses not paid when due shall accrue interest at the rate of ten percent per annum from the due date until paid in full.

     If (i) the Board of Directors of the Company terminates the Merger Agreement prior to the purchase of any Shares pursuant to the Offer because Parent or Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained in the Merger Agreement or breaches its representations and warranties contained therein in any material respect or (ii) Parent is unable to obtain the financing necessary to satisfy the Financing Condition (other than because of (a) the occurrence of any event that would result in a failure to satisfy any of the conditions of the Offer (see Section 14) (and for this purpose only, disregarding the provisos to the condition set forth in paragraph (d) of Section 14), or (ii) the occurrence of a Material Adverse Effect with respect to Parent and its consolidated subsidiaries, whether such event or Material Adverse Effect occurs before or after commencement of the Offer), then Parent shall be required to reimburse the Company for all of its fees and expenses incurred in connection with the Offer and the Merger Agreement and the transactions contemplated thereby, such reimbursement to occur not later than two business days after termination of the Merger Agreement (or, if later, after the Company provides reasonable documentation to Parent of the amount of such fees and expenses). Any such fees and expenses not paid when due shall accrue interest at the rate of ten percent per annum from the due date until paid in full.

     TENDER AGREEMENT. THE FOLLOWING IS A SUMMARY OF THE MATERIAL TERMS OF THE TENDER AGREEMENT. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE TENDER AGREEMENT WHICH IS INCORPORATED HEREIN BY REFERENCE AND COPIES OF WHICH HAVE BEEN FILED WITH THE COMMISSION AS AN EXHIBIT TO THE
SCHEDULE 14D-1. THE TENDER AGREEMENT MAY BE EXAMINED AND COPIES MAY BE OBTAINED AT THE PLACE AND IN THE MANNER AS SET FORTH IN SECTION 8 OF THIS OFFER TO PURCHASE.

     Tender of Shares. Concurrently with the execution of the Merger Agreement, Parent, Purchaser and the Selling Shareholder entered into the Tender Agreement. Upon the terms and subject to the conditions of such agreement, the Selling Shareholder has agreed (i) to validly tender or cause the record owner of any Shares beneficially owned by the Selling Shareholder to tender all such Shares pursuant to the Offer not later than December 10, 1996 or, with respect to any Shares acquired directly or indirectly, or otherwise beneficially owned, by the Selling Shareholder in any capacity after November 26, 1996 and prior to the termination of the Tender Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of a purchase, dividend, distribution, gift, bequest, inheritance or as a successor-in-interest in any capacity (including a fiduciary capacity) or otherwise ("After-Acquired Shares") within one business day following the acquisition thereof, and (ii) not to withdraw any Shares so tendered without the prior written consent of Parent. The Selling Shareholder has agreed that Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to the terms and conditions of the Offer.

     Non-Competition; Nondisclosure. The Selling Shareholder has agreed that for a period of three years from the date of the sale of the Shares, or, if longer, while the Selling Shareholder is a director, officer or employee of Parent or Purchaser, he will not compete with the Company or solicit employees or customers of the Company, and that he will not disclose trade secrets or other confidential information of the Company.

Notwithstanding the foregoing, at any time after the initial three year period, the Selling Shareholder may compete with the Company or solicit employees of the Company with the express written consent of Parent, which will not be unreasonably withheld.

     Voting. The Selling Shareholder has agreed that (for so long as the Merger Agreement is in effect), at any meeting of the holders of the Shares, however called, or in connection with any written consent of the holders of the Shares, he will vote (or cause to be voted) his Shares (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Tender Agreement and any actions required in furtherance thereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Tender Agreement; and (c) except as otherwise agreed to in writing in advance by Parent, against any of the following actions or agreements (other than the Merger Agreement or the transactions contemplated thereby): (i) any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or attempt to discourage or adversely affect the Merger, the Offer and the transactions contemplated by the Tender Agreement and the Merger Agreement;
(ii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its subsidiaries; (iii) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iv) any change in the management or the Board, except as specifically contemplated by the Merger Agreement; (v) any change in the present capitalization or dividend policy of the Company; (vi) any amendment of the Company's articles of incorporation or bylaws; or (vii) any other material change in the Company's corporate structure or business. Any such vote or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Notwithstanding anything to the contrary contained in the Tender Agreement, the Selling Shareholder will be free to act in his capacity as a member of the Board and an officer and to discharge his fiduciary duties as such.

     Other Covenants, Representations, Warranties. In connection with the Tender Agreement, the Selling Shareholder has made certain representations, warranties and covenants, including without limitation with respect to ownership of Shares, the Selling Shareholder's power and authority to enter into and perform his obligations under the Tender Agreement, the receipt of requisite governmental consents and approvals, absence of conflicts, absence of liens and encumbrances on and in respect of the Selling Shareholder's Shares, restrictions on the transfer of the Selling Shareholder's Shares, reliance by Parent, finder's fees, no solicitation, non-competition, nondisclosure, notice of additional shares and the solicitation of acquisition proposals.

     Vote Required to Approve Merger. New York Law provides that the adoption of any plan of merger or consolidation by the Company requires the approval of the Board and the affirmative vote of at least 66 2/3% of all outstanding shares entitled to vote thereon (including the votes of any Shares owned by Parent and Purchaser that have voting rights at such time), if the "short form" merger procedure described below is not available. The Board has authorized and approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such shareholders at a meeting of the Company's shareholders convened for that purpose (the "Shareholders' Meeting") if the short-form merger procedure described below is not available. New York Law also provides that the Merger will not require the approval of the Company's shareholders, and can be adopted by Purchaser's Board of Directors, if Purchaser owns at least 90% of the outstanding Shares. Accordingly, if, as a result of the Offer or otherwise, Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, Purchaser could, and intends to, effect the Merger without the Shareholders' Meeting and without approval by shareholders of the Company. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's shareholders is required under New York Law, a significantly longer period of time will be required to effect the Merger. Even if the Minimum Condition is satisfied, Purchaser will not necessarily be able to purchase sufficient Shares in the Tender Offer in order to be able to use the "short form" merger procedures described above.

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following consummation of the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction, be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

     Appraisal Rights. Notwithstanding anything in the Merger Agreement to the contrary, any issued and outstanding Shares held by persons who object to the Merger and comply with all the provisions of New York Law concerning the right of holders of Shares to dissent from the merger and require appraisal of their Shares (each, a "Dissenting Shareholder") will not be converted into the right to receive the Offer Price, without interest, pursuant to the Merger Agreement but will become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to New York Law; provided, however that the Shares outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who will, after the Effective Time, fail to perfect his right to appraisal, withdraw his demand for appraisal, or lose his right of appraisal, in any case pursuant to Section 623 of the New York Law, will be deemed to be converted as of the Effective Time into the right to receive the Offer Price, payable to the holder thereof, without interest. The Company will give Parent (i) prompt notice of any written demands for appraisal of the Shares received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company will not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     12. DIVIDENDS AND DISTRIBUTIONS; CHANGES IN STOCK. As described above, the Merger Agreement provides that the Company will not, and will not cause or permit any of its subsidiaries to, (a) declare, set aside or pay any dividends on or make other distributions in respect of any shares of its capital stock,
(b) split, combine or reclassify any shares of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of its capital stock or (c) propose to do any of the foregoing.

     13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NNM QUOTATION AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion on the NNM. The NASD requires that an issuer have at least 100,000 publicly held shares, held by at least 300 shareholders, with a market value of at least $200,000, have total assets of at least $2 million and have capital and surplus (total shareholders' equity) of at least $1 million. If the NNM were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

     The Shares are currently "margin securities," as such term is defined under the margin regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NNM reporting.

     Parent intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

     14. CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer as to any Shares not then paid for, if (i) the applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied or waived,
(iii) the Financing Condition has not been satisfied or waived, or (iv) at any time on or after November 26, 1996 and before the time for payment of any such Shares, any of the following events will occur or will be determined by Purchaser to have occurred:

          (a) there will have been instituted, pending or threatened any action, proceeding, application, claim or suit, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, proposed, issued or applicable to the Offer or the Merger by any domestic or foreign Federal, state or local governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (1) challenges, seeks to make illegal, prohibits or makes illegal, or imposes any material limitations on, Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of the businesses or assets of them or of the Company or its subsidiaries, or compels Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (2) challenges, seeks to make illegal, prohibits or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) results in the delay in or restricts the ability of Purchaser, or renders Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of Parent or Purchaser to exercise full rights of ownership of the Shares, including without limitation the right to vote the Shares purchased by it on all matters presented to the Company's shareholders, (5) seeks to obtain or obtains material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer or the Merger, (6) seeks to require divestiture by Parent, Purchaser or any of their respective subsidiaries or affiliates of any Shares, or (7) could otherwise have a Material Adverse Effect, provided that Parent will have used reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

          (b) there will have occurred (1) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (2) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (3) any limitation (whether or not mandatory) by any foreign or United States governmental authority on the extension of credit by banks or other financial institutions, or (4) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (c) the representations and warranties of the Company set forth in the Merger Agreement will not be true and correct in any material respect when made or at and as of the date of consummation of the Offer as though made on or as of such date, except (i) for changes specifically permitted by the Merger Agreement, and (ii) those representations and warranties that address matters only as of a particular date are true and correct as of such date, or the Company will have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it;

          (d) any change in the financial condition, business, assets, properties, prospects or results of operations of the Company and its subsidiaries taken as a whole that would constitute a Material Adverse Effect will have occurred, or there will be any event, condition, occurrence or development of a state of circumstances or facts which individually or in the aggregate causes, results in or could cause or result in such a Material Adverse Effect; provided, however, that any decrease in net sales or net income before taxes (including, without limitation, losses) of the Company and its subsidiaries on a consolidated basis that may have occurred at any time subsequent to September 30, 1996 (whether before, on or after November 26, 1996) shall not alone be deemed to constitute, or to cause or result in, or be a factor in the determination of, a Material Adverse Effect; and provided further that the potential loss of certain product lines disclosed by the Company to Parent and Purchaser shall not be deemed to constitute, or to cause or result in, a Material Adverse Effect;

          (e) the Merger Agreement will have been terminated in accordance with its terms;

          (f) any person or group will have entered into a definitive agreement or agreement in principle with the Company with respect to an Acquisition Proposal or other business combination with the Company;

          (g) the Board will have withdrawn, modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or will have recommended an Acquisition Proposal; provided, however, that if the Board modifies or changes its recommendation of the Offer, the Merger Agreement or the Merger to either express its opinion and remain neutral with respect thereto, or to provide that it is unable to take a position with respect thereto, such modification or change will not be deemed to be adverse to Parent or Purchaser for purposes of this paragraph
     (g);

which in the sole judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser giving rise to such condition) makes it inadvisable to proceed with the Offer or with such acceptance of Shares for payment or payments.

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent or Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

     15. REGULATORY APPROVALS; STATE TAKEOVER LAWS.

     General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the Commission, neither Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Merger or

(ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or action would be sought. While Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to the HSR Act requirements.

     Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing under the HSR Act by Parent, which Parent made on December 3, 1996. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on December 18, 1996, unless early termination of the waiting period is granted or Parent receives a request for additional information of documentary material prior thereto. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurances, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order or by consent of Parent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares pursuant to the Offer will be deferred until ten days after the request is substantially complied with unless the waiting period is terminated sooner by the FTC or the Antitrust Division. See Section 2. Except by court order, only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request to the Company from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

     No separate HSR Act requirements with respect to the Merger, the Merger Agreement and the Tender Agreement will apply if the 15-day waiting period relating to the Offer (as described above) has expired or been terminated. However, if the Offer is withdrawn or if the filing relating to the Offer is withdrawn prior to the expiration or termination of the 15-day waiting period relating to the Offer, and the Merger Agreement is not terminated, the acquisition of Shares under the Merger pursuant to the Merger Agreement may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Parent and/or the Company, in which event the acquisition of Shares pursuant to the Merger may not be consummated until 20 calendar days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or by consent.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares, either the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and its subsidiaries and the Company and its subsidiaries are involved, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     The Company is incorporated under the laws of the State of New York.
Section 912 of the New York Law prohibits certain "business combinations" (defined to include mergers and consolidations) involving a New York corporation that qualifies as a "resident domestic corporation" (which includes the Company) and an "interested shareholder" (defined generally as a person who is the beneficial owner of 20% or more of the outstanding voting stock of such New York corporation) for a period of five years following the date on which such interested shareholder became such (such date, a "stock acquisition date") unless such business combination or the purchase of stock made by such interested shareholder is approved by the board of directors of such New York corporation prior to such interested shareholder's stock acquisition date or certain other statutory conditions have been met. At a meeting on November 26, 1996, the Board of Directors of the Company approved the Merger Agreement, the Merger, the Offer and Purchaser's purchase of Shares pursuant to the Offer. Accordingly, the provisions of Section 912 of the New York Law have been satisfied with respect to the Offer and the Merger and such provisions will not delay the consummation of the Merger. Article 16 of the New York Law also requires a bidder for shares of a New York corporation to file a registration statement with the attorney general and satisfy certain disclosure requirements. Parent and the Purchaser have filed such a registration statement and this Offer to Purchase sets forth the information required to be disclosed pursuant to
Article 16.

     Except for compliance with Section 912 and Article 16 of the New York Law described above, neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchaser or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     16. FEES AND EXPENSES. Except as set forth below, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Peers has provided certain financial advisory services to Parent and Purchaser in connection with the Offer and the Merger. As compensation for Peers' services as financial advisor, Parent pays Peers a retainer fee of $5,000 per month and will pay Peers a transaction fee of $1,100,000 upon the consummation of the Merger. The monthly retainer fee will not be credited against the transaction fee. In addition, Parent has agreed to reimburse Peers for all reasonable out-of-pocket expenses incurred by Peers in connection with its role as financial advisor, and Parent has agreed to indemnify Peers and certain related persons against certain liabilities and expenses in connection with its role as financial advisor. In addition, Parent will pay directly (i) all expenses relating to the preparation, printing, filing, mailing and publishing of all Offer materials, (ii) all fees and expenses of the Depositary and the Information Agent referred to in this Offer to Purchase, (iii) all advertising charges in connection with the Offer, including those of any public relations firm or other person or entity rendering services in connection therewith, and (iv) all fees, if any, payable to dealers (including Peers), and banks and trust companies as reimbursement for their customary mailing and handling expenses incurred in forwarding the Offer materials to their customers. All payments to be made by Parent pursuant to the agreement with Peers will be made promptly against delivery to Parent of statements therefor, which will be rendered on a quarterly basis; provided, however that the transaction fee will be payable only upon closing of the Merger. Parent will be liable for the foregoing payments (other than the transaction fee payable to Peers) whether or not the Offer is commenced, withdrawn, terminated or canceled prior to the purchase of any Shares or whether Purchaser or any of its affiliates acquires any Shares pursuant to the Offer or whether Peers withdraws from its engagement.

     Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

     In addition, Harris Trust Company of New York has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     17. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in
Section 8 (except that they will not be available at the regional offices of the Commission).

                                          ME Acquisition, Inc.
December 4, 1996

                                   SCHEDULE I

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

     1. Directors and Executive Officers of Parent. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each person identified below is employed by Parent or its affiliates, and has been employed by Parent or its affiliates, in positions of increasing responsibility, for the past five years. The principal address of Parent and, unless otherwise indicated below, the current business address for each individual listed below is 11812 San Vicente Boulevard, Los Angeles, California 90049-5022. Each such person is a citizen of the United States. Directors are identified by an asterisk.

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS; AGE
-------------------------  ------------------------------------------------------------------
Theodore Williams*.......  Chairman and Chief Executive Officer (1970-Present); President
                           (1970-1995). In addition, Mr. Williams has served as President of
                           Purchaser since November 1996. Mr. Williams is 76 years old.
Gordon Graham*...........  President and Chief Operating Officer since November 1996. In addition, Mr. Graham served as Senior Vice President of Parent from 1986 to November 1996. Mr. Graham is 62 years old.
Paul F. Doucette.........  Senior Vice President since 1988. Mr. Doucette is 50 years old.
Tracy A. Edwards.........  Vice President and Chief Financial Officer since 1991. In addition, Mr. Edwards has served as Vice President and Treasurer of Purchaser since November 1996. Mr. Edwards is 39 years old.
D. J. Hough..............  Vice President since 1984. Mr. Hough is 59 years old.
Stephen A. Weeks.........  Treasurer (1994-Present); various accounting management positions
                           (1985-1994). Mr. Weeks is 46 years old.
Anthony L. Craig*........  President and Chief Executive Officer of Global Knowledge Network
                           (1996-Present), 29 Sawyer Road, Waltham, Massachusetts 02154; Vice
                           President of Digital Equipment Corporation (1993-1996), 111
                           Powdermill Road, Maynard, Massachusetts 01754; Senior Vice
                           President of Oracle Systems Corp. (1992-1993), 5000 Oracle Road,
                           Redwood Shores, California 94065; Chief Executive Officer of C3
                           Inc. (1990-1992), 19886 Ashburn Road, Ashburn, Virginia 20147. Mr.
                           Craig is 50 years old.
John J. Cost*............  Secretary (1987-Present); currently of counsel, and prior to 1995 partner, at Irell & Manella LLP, 333 So. Hope Street, Suite 3300,
                           Los Angeles, California 90071. In addition, Mr. Cost has been
                           Secretary of Purchaser since November 1996. Mr. Cost is 62 years old.
Milton Rosenberg*........  Private investor and consultant to high technology companies, P.O.
                           Box 9655, Rancho Santa Fe, California 92067. Member of Board of
                           Directors of M.R.V. Communications, Woodland Hills, California.
                           Mr. Rosenberg is 73 years old.
Charles S. Troy*.........  President and Chief Executive Officer of E&S Ring Management
                           Corporation (more than five years), 5721 W. Slauson Avenue, Suite
                           200, Culver City, California 90230. Mr. Troy is 52 years old.

     2. Directors and Executive Officers of Purchaser. Set forth below is the name, current business address, citizenship and the present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of Purchaser. The principal address of Purchaser and the current business address for each individual listed below, unless otherwise indicated, is 11812 San Vicente Boulevard, Los Angeles, California 90049-5022. Each such person is a citizen of the United States. Directors are identified by an asterisk.

                                      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          NAME                  MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS; AGE
-------------------------  ------------------------------------------------------------------
Theodore Williams*.......  Please see "Directors and Executive Officers of Parent."
John J. Cost*............  Please see "Directors and Executive Officers of Parent."
Tracy A. Edwards.........  Please see "Directors and Executive Officers of Parent."

                                  SCHEDULE II

            CERTAIN INFORMATION ABOUT PURCHASER AND PARENT REQUIRED
                                BY NEW YORK LAW

INFORMATION ABOUT PURCHASER

     Purchaser was incorporated under the laws of the State of New York on November 13, 1996. Purchaser has not conducted any business since its incorporation other than in connection with the Offer, the Merger Agreement and the Tender Agreement. Accordingly, Purchaser has not engaged in any significant community activities nor has Purchaser made any significant charitable, cultural, educational or civic contributions.

     Except for the directors and executive officers of Purchaser set forth in
Schedule I, Purchaser has no employees. Accordingly, Purchaser has no existing pension plans, profit-sharing plans or savings plans, has not provided any educational opportunities or relocation adjustments to its employees, and has had no labor or employment related claims or disputes, and is not involved in any pending legal or administrative proceedings.

INFORMATION ABOUT PARENT

     Effective June 30, 1995, a plan was adopted to change the state of incorporation of Parent from Delaware to California. The following is a description of the potential impact on New York residents of Parent's plans and proposals, existing pension plans, profit-sharing plans and savings plans, educational opportunities or relocation adjustments provided to its employees, pending litigation and labor or employment related claims or disputes, and community activities, charitable, cultural, educational or civic contributions:

     a. POTENTIAL IMPACT ON NEW YORK RESIDENTS OF PARENT'S PLANS AND PROPOSALS

     It is expected that, initially following the Merger, except as set forth below, the business and operations of the Company will be conducted in a manner substantially similar to how they are conducted currently. However, Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such further actions as it deems appropriate under the circumstances then existing. Following the Merger, Parent plans to investigate combining its existing distribution business, or segments thereof, with the Company, and where feasible or practicable, to combine such business, or segments thereof. Because no decision has yet been made by Parent whether to merge or otherwise combine such business, any potential effect on facilities and offices of the Company located in the State of New York cannot be predicted at this time. Parent intends to review the Company's policies with respect to community activities, charitable, cultural, educational and civic contributions and employment practices.

     b. PENSION PLANS, PROFIT-SHARING PLANS AND OTHER BENEFITS

     Parent sponsors various benefits plans for its employees and non-employee directors. Parent's executive compensation program is composed of base salary, annual incentive cash bonuses based on Parent earnings and long-term incentive compensation in the form of stock options. In the aggregate Parent's benefits plans cover substantially all employees of Parent. Parent is obligated separately to provide certain executives with post-retirement life and medical insurance benefits at least equal to the benefits in effect on the date of their retirement.

        (i) STOCK OPTION PLANS

     Parent sponsors stock option plans in which all employees of Parent may participate. For example, under Parent's 1990 Stock Option and Incentive Plan, 500,000 shares of Parent common stock are available for purchase by employees exercising rights granted under the plan. Under Parent's 1994 Stock Option Plan, an additional 500,000 shares of Parent common stock are authorized for issuance to employees of Parent. Incentive and non-qualified stock options, stock appreciation rights and restricted stock may be granted under each such stock option plan. As of December 31, 1995, an aggregate of 493,094 shares of Parent common stock were available for future issuance under the described stock option plans, and stock options were exercisable with respect to 100,239 shares of such stock.

        (ii) EMPLOYEES' STOCK PURCHASE PLAN

     Under the Bell Industries' Employees' Stock Purchase Plan (the "ESPP"), which was adopted in June 1994, 750,000 shares of Parent common stock are authorized for future issuance to eligible employees of Parent at a purchase price of 85% of the stock's fair market value.

        (iii) EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN

     In 1973, Parent established the Bell Industries' Employees' Savings and Profit Sharing Plan (the "PSP"), as a qualified, trusteed, savings and profit sharing plan for eligible employees. Employees must contribute at least one percent (1%) of their annual compensation to participate in the PSP, provided that Parent will match a certain portion of each employee's contribution to the PSP. The amount of Bell's contribution to the PSP varies each year, and is determined by the Board of Directors of Parent (the "Board") in its sole discretion. During the fiscal year ended December 31, 1995, Bell contributed $1,000,000 to the PSP. The PSP will continue until terminated by the Board.

        (iv) EXECUTIVE DEFERRED INCOME AND PENSION PLAN

     In July 1993, Parent adopted the Executive Deferred Income and Pension Plan (the "EDP"). Each officer of Parent and such other highly compensated employees as the Board may designate are eligible to participate in the EDP. Each participant may elect for deferral a percentage (not more than ten percent (10%)) of his or her salary. Parent matches the amount of the chosen deferral. Such deferred sums bear interest at a rate equal to the Lehman Brothers Long T-Bond index. If a plan participant dies while employed, his or her beneficiary is entitled to receive all accrued EDP benefits. If a plan participant voluntarily resigns or is terminated before reaching age 62, his or her EDP benefits are adjusted.

        (v) NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), adopted in May 1996, is a non-discretionary stock option plan applicable to all non-employee directors of Parent. The Directors' Plan is designed to attract and retain non-employee directors, to align their long-term compensation with shareholders' long-term interests and previously to enable such directors to qualify as "disinterested persons" under former Exchange Act Rule 16b-3 for purposes of administering the Company's other stock option plans. An aggregate of 150,000 authorized shares of Parent common stock, no par value, are available for issuance under the Directors' Plan. The exercise price on each optioned share is its fair market value on the grant date. Each non-employee director is entitled to receive, upon appointment as director, options to purchase 10,000 shares of Parent common stock. Thereafter, on each anniversary of a non-employee director's re-election to the Board, Parent will grant him or her options to purchase 1,000 additional shares of Parent common stock. The described options are exercisable in the manner determined by the Board, provided that such options cannot be exercised for at least six months after the grant date and must be exercised no later than the termination of a director's association with Parent or the fifth anniversary of the grant date. The Directors' Plan replaced a directors' retirement plan that was terminated in January 1996 as to all but two persons, under which annual retirement benefits were payable to non-employee directors, age sixty-five or over, who had served as director for at least ten years.

     c. PENDING PROCEEDINGS

     There are no pending legal or administrative proceedings (other than routine and immaterial litigation) to which Parent or a subsidiary of Parent is a party or its property is subject.

     d. LABOR AND EMPLOYEE RELATIONS

     Parent believes that its labor and employment relations with its employees are generally good. There have been no violations by Parent of the Federal National Labor Relations Act, Occupational Safety and Health Act of 1970, Fair Labor Standards Act or Employee Retirement and Income Security Act, as amended, finally adjudicated or settled within five years of the commencement of the Offer.

     e. EDUCATIONAL OPPORTUNITIES

     Parent provides educational assistance to eligible employees who pursue programs of study that are related to the employees' field of work.

     f. RELOCATION ADJUSTMENTS

     Parent may reimburse certain job applicants, new employees and current employees for certain travel and relocation expenses.

     g. CHARITABLE AND CIVIC ACTIVITIES

     Consistent with Parent's commitment to responsible community involvement, Parent supports a variety of charitable foundations, particularly in communities in which Parent operates facilities or has offices. Additionally, Parent supports higher education by making contributions and matching gifts to certain accredited institutions of higher education, college associations and other educational organizations.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

           By Mail:                 By Overnight Courier:                By Hand:
      Wall Street Station        77 Water Street, 4th Floor           Receive Window
         P.O. Box 1010               New York, NY 10005         77 Water Street, 5th Floor
    New York, NY 10268-1010                                            New York, NY
                                 By Facsimile Transmission:
                              (for Eligible Institutions Only)
                                       (212) 701-7636
                                       (212) 701-7637
                                    Confirm by Telephone:
                                       (212) 701-7624

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent at its telephone number and address listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010

                 Banks and Brokers Call Collect (212) 929-5500
                    All Others Call Toll-Free (800) 322-2885